FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS ELECTS DR. STEPHEN HILL TO SERVE AS CHAIRMAN OF BOARD OF DIRECTORS

NEWTON, Mass., September 19, 2007 - Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, today announced the election of Stephen A. Hill, B.M. B.Ch., M.A., F.R.C.S. to serve as non-executive chairman of Novelos’ board of directors. Dr. Hill, President and CEO of ArQule, Inc. (NASDAQ: ARQL), has over 25 years of expertise in biopharmaceutical senior management, product development, commercialization and partnering. His election increases the number of directors to eight, six of whom are independent directors.

“We are very pleased to enlist Dr. Hill’s developmental and commercialization leadership on our board, as we approach the possible approval and commercialization of NOV-002, and explore potential partnerships,” said Harry Palmin, President and CEO of Novelos. “Dr. Hill’s impressive credentials will further enhance the overall quality of Novelos’ board. His election demonstrates our commitment to the maintenance of a strong, experienced and independent board.”

“I am delighted to add my experience and insights to those of the Novelos board and executive team,” said Dr. Hill. “Lung cancer remains a disease for which more effective therapy is an essential need. I am hopeful that Novelos’ lead compound, NOV-002, will demonstrate benefit in the ongoing Phase 3 trial, and look forward to supporting the company during this important stage of its development.”

Dr. Hill has served as ArQule's President and CEO since April 1999. Before joining ArQule, Dr. Hill was the Head of Global Drug Development at F. Hoffmann-La Roche Ltd. from 1997-1999. Dr. Hill joined Roche in 1989 as Medical Adviser to Roche Products in the United Kingdom. He held several senior positions there that included Medical Director, responsible for clinical trials of compounds across a broad range of therapeutic areas, including CNS, HIV, cardiovascular, metabolic and oncology products. Subsequently, he served as Head of International Drug Regulatory Affairs at Roche headquarters in Basel, Switzerland, where he led the regulatory submissions for seven major new chemical entities. Dr. Hill also was a member of Roche's Portfolio Management, Research, Development and Pharmaceutical Division Executive Boards. Prior to Roche, Dr. Hill served seven years with the National Health Service in the United Kingdom in General and Orthopedic Surgery. Dr. Hill is a Fellow of the Royal College of Surgeons of England and holds his scientific and medical degrees from St. Catherine's College at Oxford University.

About Novelos Therapeutics, Inc.
Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis. NOV-002, the lead compound currently in Phase 3 development for lung cancer under a SPA and Fast Track, acts together with chemotherapy as a chemoprotectant and an immunomodulator. NOV-002 is also in Phase 2 development for chemotherapy-resistant ovarian cancer and early-stage breast cancer, and is in addition being developed for acute radiation injury. NOV-205 acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties. NOV-205 is in Phase 1b development for chronic hepatitis C non-responders. Both compounds have completed clinical trials in humans and have been approved for use in the Russian Federation where they were originally developed. For additional information about Novelos please visit www.novelos.com

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COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.